EXHIBIT 20.1.  PRESS RELEASE ISSUED BY THE COMPANY DATED JULY 20, 2000


          FIRST ALLIANCE CORPORATION PRESS RELEASE DATED JULY 20, 2000


COMPANY CONTACT:
----------------
Francisco Nebot
President and CFO
(949) 224-8403

Susan Linder
Investor Relations
(949) 224-8401
Web Site:  www.firstalliancemortgage.com
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For Immediate Release
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                  FIRST ALLIANCE CORPORATION RECEIVES APPROVAL
                        FOR SALE OF ITS SERVICING RIGHTS


IRVINE, CALIF. (JULY 20, 2000) - FIRST ALLIANCE CORPORATION (FACOQ) announced today that its subsidiary, First Alliance Mortgage Company (the "Company"), received authorization for the sale of the Company's servicing rights portfolio (the "Servicing Rights") to West Palm Beach, Florida-based OCWEN Federal Bank FSB ("OCWEN"), a subsidiary of OCWEN Financial Corporation (NYSE-OCN). The United States Bankruptcy Court, Santa Ana for the Central District of California entered an order on July 14, 2000 approving the sale of the Servicing Rights, consisting of approximately $700 million of sub-prime mortgage loans. Also consenting to the proposed sale of Servicing Rights were the insurer of the Bonds issued when the loan portfolios were securitized and the indenture trustees administering the respective trust estates for the Bonds.

         The Company and OCWEN signed a definitive agreement under which OCWEN will pay a purchase price for the Servicing Rights of 1.11% of the July 31, 2000 outstanding portfolio balance of mortgage loans, subject to certain hold back provisions. The closing is subject to customary closing conditions. The parties expect the closing to be completed by July 31, 2000. With this transaction, the Company is exiting the business of servicing loans for others. The Company does not expect the proposed sale to have a material effect on the Company's operating results.

         "Safe Harbor" Statement Regarding Forward - looking Information or
Statements:

         Certain of the matters discussed in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 which provides a safe harbor for such forward-looking statements. To comply with the terms of the safe harbor, the Company notes that a variety of risks and uncertainties, including, without limitation, regulatory, operating, competitive and market risks, risks related to the Company as a sub-prime lender, negative cash flows and capital needs, results of events


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relating to the pending Chapter 11 proceedings under the U. S. Bankruptcy Code, and other factors, risks, and uncertainties may cause actual results to differ materially from such forward-looking information. Such factors that could cause results to differ materially from those in the forward-looking statements are detailed from time-to-time in reports filed by the Company or its parent with the U. S. Securities and Exchange Commission, including Forms 8K, 10Q and 10K (a copy of which may also be obtained from the Company at (949) 224-8401).


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